EXHIBIT 99.02

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire in-licenses JUVISTA® (human TGFβ3) from Renovo

•	Novel biopharmaceutical drug candidate for the prevention and reduction of scarring in connection with both therapeutic and cosmetic surgery – a market served by specialist physicians

•	In-license includes exclusive worldwide rights except for EU member states

•	Financial payments geared to success and linked to significant milestones

•	Renovo estimates a potential new multi-billion market opportunity in the U.S.

Basingstoke, UK and Philadelphia, US – June 20, 2007– Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today the signing of an agreement with Renovo Group plc (LSE: RNVO) for the exclusive development and commercialization rights to JUVISTA®, Renovo’s novel treatment in late phase 2 development for the prevention and reduction of scarring. Phase 3 trials are anticipated to commence in mid 2008.

Under the terms of the agreement Shire has the exclusive right to commercialize JUVISTA worldwide, with the exception of EU member states.

Matthew Emmens, Chief Executive of Shire said:

“This is a novel biopharmaceutical drug candidate that we believe could become a leader in the market for prevention and treatment of scarring, a market served by specialist physicians – as are all of Shire’s markets..  Shire’s strength in commercialization of specialty products combined with proven experience of building new specialty markets where patient need is high, through the introduction of novel treatments, makes us the ideal partner for Renovo in the development of JUVISTA.”

“We are excited by the potential market opportunity and the profile of this drug candidate, which fits well with our specialty biopharmaceutical focus. Market research shows that surgeons and patients have a high concern for scarring and 90% of surgeons would use a preventative treatment if available.  Renovo estimates that the U.S. total market could potentially be worth approximately $4 billion. We look forward to the continued development of JUVISTA.”

Professor Mark W J Ferguson, Renovo’s Chief Executive Officer said:

Registered in England 5492592  Registered Office as above

“We are delighted to have partnered JUVISTA with Shire, which is a leading specialty company with a track record of successfully commercializing specialist pharmaceutical products in new therapeutic areas and an infrastructure which will enable us to maximise JUVISTA’s potential.

“We believe that the two companies will make excellent partners.  As the world experts in this field Renovo will continue to be responsible for developing JUVISTA, giving the clinical programme continuity and focus. Shire will provide us with their expert opinion, guidance, and regulatory expertise in successfully getting products to the market.”

Financial terms

The financial terms of the agreement are geared to the success of the development and commercialization of JUVISTA.  Following the satisfaction of a Hart Scott-Rodino clearance condition, Shire will pay Renovo US$75 million cash upfront (expensed as R&D for US GAAP purposes) and will make an equity investment in Renovo Group plc of US$50 million (at a subscription price of £2 per share, which at the date of this announcement represents approximately 7% of Renovo’s share capital).

On the FDA’s acceptance of the filing of the biologics license application for JUVISTA, Shire will pay US$25 million and on FDA approval, between US$50 and US$150 million depending on the characteristics of the approved product labelling.  In addition, Shire will pay to Renovo royalties on sales of JUVISTA and milestone payments of up to US$ 525 million on the achievement of very significant sales targets.

Shire will bear the cost of clinical trials designed specifically for obtaining US regulatory approval.  Renovo will bear the costs of clinical trials designed specifically for obtaining EU regulatory approval.  Shire and Renovo will share equally the costs of conducting global clinical trials that are designed for obtaining both US and EU regulatory approvals.

JUVISTA – meeting a high unmet market need

JUVISTA (human TGFβ3) is a novel biopharmaceutical investigational drug and when injected at the time of surgery has been shown in clinical trials to markedly improve subsequent scar appearance in the skin.
JUVISTA has been administered to over 1,500 human subjects and has shown statistical and clinically significant improvements in scarring in four preliminary phase 2 efficacy trials.

Renovo estimates that the U.S. total market could potentially be worth approximately $4 billion with 42 million patients undergoing surgery each year. This includes a large proportion of cash payers. Consumer research shows that 85% of patients would self pay for the reduction or prevention of scarring. Recognizing the changing dynamics of the US health reimbursement and pricing policies, Shire is actively managing the economic risk profile of its overall product portfolio by seeking an entry to the private pay market.

Surgeons have a high concern for scarring in 46% of total patient procedures.  90% of surgeons stated their intention to use a preventative drug (source: Mattson Jack Group).

The majority of patients discuss their concerns regarding scarring with their surgeon prior to surgery and 44% are unhappy with their scar following surgery.  87% of patients wanted their scars to be less noticeable (source: Adelphi International Research consumer study).

Current patient options are limited to treatment of existing formed scars, not the prevention of scarring and comprise OTC (over the counter) products or off-label prescribed steroid injections.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases.  The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of SPD503 (guanfacine extended release) (ADHD); Shire’s ability to secure new products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; the successful development of JUVISTA and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.